                                                                    EXHIBIT 12.1


                                                                                                      Period       Period
                                                                                          Nine         From         From
                                                                                          Months     January 4,  February 5,
                                                              Fiscal                      Ended         2003        2003
                                             -----------------------------------------  October 5,  February 4,  October 4,
                                              1998    1999    2000     2001     2002       2002         2003        2003
                                             ------  ------  -------  -------  -------  ----------  -----------  ----------
Fixed charge coverage ratio:

Details of fixed charges coverage
 ratio
  Interest expense                           $ 63.8  $ 80.9  $ 172.2  $ 122.8   $ 22.0    $ 14.3     $    1.9      $15.8
  Capitalized interest                            -       -        -        -        -         -            -          -
  Interest on operating leases                 31.3    53.5     58.3     44.3     26.8      20.1          1.2        9.7
                                             ------  ------  -------  -------  -------    ------     --------      -----
  Total fixed charges                        $ 95.1  $134.4  $ 230.5  $ 167.1   $ 48.8    $ 34.4     $    3.1      $25.6
                                             ======  ======  =======  =======  =======    ======     ========      =====
  Pre-tax income (loss) from continuing
   operations                                $ 21.8  $121.4  $(356.8) $(663.9) $(113.2)   $(53.8)    $2,436.7      $16.5
  Fixed charges                                95.1   134.4    230.5    167.1     48.8      34.4          3.1       25.6
                                             ------  ------  -------  -------  -------    ------     --------      -----
  Total adjusted earnings                    $116.9  $255.8  $(126.3) $(496.8) $ (64.4)   $(19.4)    $2,439.8      $42.1
                                             ======  ======  =======  =======  =======    ======     ========      =====
  Fixed charge coverage(1)                     1.23    1.90      n/a      n/a      n/a       n/a       785.97       1.65
                                             ======  ======  =======  =======  =======    ======     ========      =====
  Deficit of earnings to fixed charges(1)       n/a     n/a  $ 356.8  $ 663.9  $ 113.2    $ 53.8          n/a        n/a
                                             ======  ======  =======  =======  =======    ======     ========      =====


                                                             Pro Forma
                                             -------------------------------------------
                                                                 Combined     Combined
                                                       Nine        Nine      Last Twelve
                                                      Months      Months       Months
                                                       Ended       Ended        Ended
                                             Fiscal  October 5,  October 4,   October 4,
                                              2002      2002        2003         2003
                                             ------  ----------  ----------  -----------
Fixed charge coverage ratio:

Details of fixed charges coverage
  ratio
  Interest expense                           $ 31.6    $24.0       $18.4        $26.0
  Capitalized interest                            -        -           -            -
  Interest on operating leases                 26.4     19.8        11.0         17.6
                                             ------    -----       -----        -----
  Total fixed charges                        $ 58.0    $43.8       $29.4        $43.6
                                             ======    =====       =====        =====
  Pre-tax income (loss) from continuing
  operations                                 $ 46.7    $48.7       $52.6        $50.6
  Fixed charges                                58.0     43.8        29.4         43.6
                                             ------    -----       -----        -----
  Total adjusted earnings                    $104.7    $92.5       $82.0        $94.2
                                             ======    =====       =====        =====
  Fixed charge coverage(1)                     1.80     2.11        2.79         2.16
                                             ======    =====       =====        =====
  Deficit of earnings to fixed charges(1)       n/a      n/a         n/a          n/a
                                             ======    =====       =====        =====

----------
(1) For the purposes of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitalized interest. Fixed charges are defined as the sum of interest expense, including the amortization of deferred financing costs, capitalized interest, and that portion of rental expense which we believe to be representative of an interest factor. The deficit of earnings to fixed charges represents the amount of earnings that would be required to increase the ratio of earnings to fixed charges to 1.00 in those cases where earnings are less than the total fixed charges.